EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Spectrum Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-59086 and 333-124375) on Form S-3 and (Nos. 333-39239, 333-41815, 333-42443, 333-68250, and 333-117567) on Form S-8, of Spectrum Brands, Inc. of our reports dated December 14, 2005, except for notes 1, 2(e), 2(u), 5, 9, 10, 12, 15 through 17, and 19, and the financial statement schedule as listed in Item 15(a)2, for which the date is June 23, 2006, with respect to the consolidated balance sheets of Spectrum Brands, Inc. and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports are included in the Current Report on Form 8-K filed by Spectrum Brands, Inc. on June 23, 2006.

Our report dated December 14, 2005 on management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 contains an explanatory paragraph that states that Spectrum Brands, Inc. acquired United Industries Corporation, Tetra Holdings GmbH, and Jungle Laboratories Corporation (the Acquired Companies) during 2005. Management excluded from its assessment of the effectiveness of Spectrum Brands, Inc.’s internal control over financial reporting as of September 30, 2005 the Acquired Companies’ internal control over financial reporting. Our audit of internal control over financial reporting of Spectrum Brands, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.

Atlanta, Georgia

June 23, 2006